Marina Biotech Announces Name Change to Adhera Therapeutics to More Closely Reflect the Mission of Improving Patient Outcomes

Research Triangle Park, NC, October 9, 2018 -- Marina Biotech, Inc. (OTCQB: MRNA)), a commercial stage pharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis and pain, today announced that it has changed its name to Adhera Therapeutics, Inc. and that it will begin using the ticker ATRX, in each case effective October 9, 2018. This new name reflects the company’s mission to develop and commercialize unique pharmaceutical therapies and leverage technology to improve patient outcomes.

“Many treatment regimens fail or have limited impact because of a lack of patient adherence which hinders the benefits of the intended treatment. We are committed to developing resources that assist patients in adhering to their prescribed treatment regimen,” said Robert C. Moscato, Jr., Chief Executive Officer of Adhera Therapeutics. “Our innovative approach is centered on simplifying the delivery of medicines and enhancing the dialogue between patients and providers.”

“We are modernizing how medicine is delivered. While treatments have improved relative to effectiveness, the hurdles through which patients go just to take their medicine and adhere to the physician’s intended daily treatment is often complex,” said Erik Emerson, Chief Commercial Officer. “We are going to provide effective treatment regimens in a way that is easier for patients to integrate into their lives. Improved adherence will ensure more fully effective treatments thereby improving patient’s lives.”

About Adhera Therapeutics

Adhera Therapeutics, Inc. is a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes.  The company is initially focused on commercializing PRESTALIA® (perindopril arginine and amlodipine besylate) through DyrctAxess, a patient-centric treatment approach.  Our PRESTALIA product is approved by the US FDA for the treatment of hypertension to lower blood pressure.  Adhera is dedicated to identifying additional assets to expand our commercial presence.  Additional information can be found at http://www.adheratherapeutics.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Adhera Therapeutics to obtain funding to support its commercialization and clinical development activities; (ii) the ability of Adhera Therapeutics to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Adhera Therapeutics and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Adhera Therapeutics and/or a partner to obtain required governmental approvals; and (v) the ability of Adhera Therapeutics and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed on April 17, 2018. Adhera Therapeutics assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR and Investor Contact:

Eric Teague, Chief Financial Officer

Email: eteague@marinabio.com